Exhibit 21
Subsidiaries of Preferred Apartment Communities, Inc.

Name	Jurisdiction of Formation
13th Street Lending, LLC	Georgia
Ashford Park, LLC	Delaware
Aster Lely Mezzanine Lending, LLC	Georgia
Charles Hight Square Mezzanine Lending, LLC	Georgia
City Park Mezzanine Lending, LLC	Delaware
City Vista Mezzanine Lending, LLC	Delaware
Deltona Landing, LLC	Delaware
GP Office Mezzanine Lending, LLC	Georgia
Haven West Mezzanine Lending, LLC	Georgia
Iris Crosstown Mezzanine Lending, LLC	Delaware
Iris Crosstown Mezzanine Lending II, LLC	Delaware
Irvine Mezzanine Lending, LLC	Georgia
Kennesaw Mezzanine Lending, LLC	Georgia
Lake Cameron, LLC	Delaware
Lubbock Mezzanine Lending, LLC	Delaware
Manassas Mezzanine Lending, LLC	Georgia
New Market Properties, LLC	Maryland
New Town Mezzanine Lending, LLC	Georgia
Newport Kennesaw Mezzanine Lending, LLC	Delaware
Newport Overton Mezzanine Lending, LLC	Georgia
NMP Kingwood Glen, LLC	Delaware
PAC Enclave at Vista Ridge, LLC	Delaware
PAC Summit Crossing, LLC	Georgia
PAC Summit Crossing II, LLC	Delaware
PAC Vineyards, LLC	Delaware
PACOP Special Member, Inc.	Delaware
Parkway Centre, LLC	Delaware
Parkway Town Centre, LLC	Delaware
Powder Springs-Macland Retail, LLC	Delaware
Preferred Apartment Communities Operating Partnership, L.P.	Delaware
Salem Cove, LLC	Delaware
Sandstone Creek, LLC	Delaware
Spring Hill Plaza, LLC	Delaware
Starkville Mezzanine Lending, LLC	Georgia
Stoneridge Farms Hunt Club, LLC	Delaware
Stone Rise Apartments, LLC	Delaware
Summit Crossing III Mezzanine Lending, LLC	Delaware
Sunbelt Retail, LLC	Delaware
Sweetgrass Corner, LLC	Delaware

Trail Creek Apartments, LLC	Delaware
Waco Mezzanine Lending, LLC	Delaware
WAM McNeil Ranch, LLC	Delaware
Weems Mezzanine Lending, LLC	Delaware
Woodstock Crossing Center, LLC	Georgia